Exhibit 99
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NEWS RELEASE
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Contact:  Bob Cardon, Dynatronics Corp.
          800-874-6251, or 801-568-7000


                   Dynatronics Announces First Quarter Results
                   -------------------------------------------


         Salt Lake City, Utah (November 10, 2005) - Dynatronics Corporation (NASDAQ: DYNT) today announced results for its first fiscal quarter ended September 30, 2005. Sales for the quarter were $4,358,428, compared to $4,918,884 in the same period last year. Net loss for the quarter ended September 30, 2005, was $22,321 ($.00 per share), compared to net income of $149,348 ($.02 per share) in the first quarter of the previous year.

         "First quarter results were impacted by delays in new product introductions," explained Kelvyn H. Cullimore Jr., company chairman and president. "Quarterly sales and margins were lower because many distributors are postponing purchases anticipating our new products. Also, R&D expenses were approximately $160,000 higher than they were during last year's first quarter. This increased pace of R&D expenditures is directly related to the new product development.

         "The good news is that we began shipping the first of our eight new products October 18th," continued Cullimore. "The revolutionary new Dynatron Xp Infrared Light Pad not only simplifies infrared light therapy treatments but is an integral part of two of the upcoming new products scheduled for release. It is a product greatly anticipated by our customers."

         A second new product - the Dynatron iBox iontophoresis device for non-invasive drug delivery - also began shipping in October. While projected to generate only a small amount in sales, the iBox was strategically developed to enhance sales of Dynatronics' disposable iontophoresis electrodes.

         Other new products will follow. "We look forward to the introductions of the new Dynatron X3 infrared light therapy device and the Dynatron DX1 Decompression System which we anticipate releasing in the quarter ending March 31, 2006," said Larry K. Beardall, executive vice president of sales and marketing. "These important new products will provide state-of-the-art features not available in the marketplace. For example, the Dynatron DX1 Decompression System will combine the exciting benefits of light therapy with decompression therapy for treating back pain. Decompression therapy is commonly used for relieving pain associated with a number of back problems, including herniated discs, degenerative disc disease, sciatica and pinched nerves."

         Other new products in development include newly designed treatment tables and two new light therapy probes. "We believe the investment we're making in R&D will pay off in the second half of fiscal year 2006 and beyond," stated Beardall.

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         Cullimore noted that delays in the release of new products combined with additional aggressive R&D costs will also impact second quarter results. "However, following the complete release of the new products, we will be well positioned for improved sales and profits in the future based upon the high interest we have seen from customers," he explained.

         Dynatronics has scheduled a conference call for investors today, Thursday, November 10, 2005, at 1 p.m. ET (11 a.m. MT). Those wishing to participate should call 800-861-4084 and use passcode 9921511#.

         A summary of the financial results for the three months ended September 30, 2005, follows:

                         Summary Selected Financial Data
                           Income Statement Highlights

                                                         Three Months Ended
                                                           September 30,
                                                      2005               2004
                                                      ----               ----

Net sales                                        $  4,358,428       $ 4,918,884

Cost of sales                                       2,769,844         2,907,405
                                                 ------------       -----------

   Gross profit                                     1,588,584         2,011,479

SG&A expenses                                       1,243,125         1,487,314
R&D expenses                                          413,605           253,792
Other income (expense)                                 31,852           (27,530)
                                                 ------------       -----------

   Income (loss) before income taxes                  (36,294)          242,843

Income tax expense (benefit)                          (13,973)           93,495
                                                 ------------       -----------

   Net income (loss)                             $    (22,321)      $   149,348
                                                 ============       ===========

Net income (loss) per share (diluted)            $       (.00)      $       .02
                                                 ============       ===========


                            Balance Sheet Highlights

                                           September 30,           June 30,
                                               2005                 2005
                                           -------------        -------------

  Cash                                     $     411,066        $     472,899
  Accounts Receivable                          3,177,811            3,006,315
  Inventories                                  4,575,441            4,712,523
  Total current assets                         9,258,069            9,075,579

  Total assets                             $  13,563,980        $  13,459,723


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                                           September 30,           June 30,
                                               2005                  2005
                                           -------------        -------------

  Accounts payable                         $     498,435        $     605,788
  Accrued expenses                               483,538              571,940
  Total current liabilities                    2,201,676            2,031,725

  Total liabilities                            4,066,825            3,946,215

  Total liabilities and equity             $  13,563,980        $  13,459,723


         Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

         This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, FDA clearance of new products, growth in the physical medicine industry, competitive factors, availability of third-party component parts and products, inventory risks due to shifts in market demand, changes in product mix, market demand for the company's products and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-KSB for the year ended June 30, 2005, and its subsequent quarterly reports on Form 10-QSB.

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